UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2023

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry Into a Material Definitive Agreement.

As previously disclosed on Current Report on Form 8-K filed on June 8, 2021, Avalo Therapeutics, Inc. (the “Company”), entered into a Venture Loan and Security Agreement (as amended, from time to time, the “Note”), issued on June 4, 2021, to certain institutional investor (the “Holders”). As of July 20, 2023, the Holders asserted that a default and event of default has occurred due to a material adverse change in the Company’s business (the “Existing Default”).

On July 20, 2023, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with the Holders, pursuant to which the Holders agreed to forbear from enforcing its full remedies related to the Existing Default until the earliest of (i) August 15, 2023, (ii) the occurrence of any default or event of default (other than the Existing Default) under the Note, or (iii) the occurrence of a breach by the Company of any provision in the Forbearance Agreement. In exchange for the Holders agreeing to enter the Forbearance Agreement, the Company agreed to maintain cash on deposit in deposit accounts subject to an Account Control Agreement (as defined in the Note) in favor of the Collateral Agent (as defined in the Forbearance Agreement) in an amount not less than the sum of (a) three million dollars ($3,000,000) plus (b) one-hundred percent (100%) of the aggregate cash proceeds received by Company as a result of the any future sale of the Company’s equity securities while the Forbearance Agreement is in effect.

Except as set forth above, all other terms, conditions and rights of the Note remain in full force and effect.

The foregoing description of the Forbearance Agreement does not purport to be complete and is subject to, and qualified by, the full text of such document, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 2.04.    Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent applicable, the information related to the Forbearance Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.    Other Events.

On July 21, 2023, the Company posted on its website an updated investor presentation (the “Investor Presentation”). The Investor Presentation will be used from time to time in meetings with investors. A copy of the Investor Presentation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 20, 2023, the Company entered into a non-binding letter of intent (the “LOI”) for the potential sale of AVTX-801 (D-galactose), AVTX-802 (D-mannose) and AVTX-803 (L-fucose) (collectively, the “800 Series”). Pursuant to the LOI, the Company would sell the 800 Series in exchange for an upfront payment of $150,000, and contingent milestone payments of up to an aggregate of $45,000,000 upon certain FDA approvals, plus up to 20% of certain payments, if any, granted to the buyer upon any sale of any priority review voucher granted to the buyer by the FDA. Given that the LOI is non-binding, there can be no assurance the Company will be able to negotiate definitive agreements and close the transaction on these or any terms.

Based upon preliminary estimates and information available to the Company, the Company had approximately $4.5 million in cash and cash equivalents as of July 20, 2023. This estimate of the Company’s cash and cash equivalents as of July 20, 2023 is preliminary, unaudited and is subject to change upon completion of the Company’s financial statement closing procedures and the audit of the Company’s consolidated financial statements.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits:

1

Exhibit No.	Description

10.1
Forbearance Agreement, dated as of July 20 2023, between Avalo Therapeutics, Inc. and Horizon Credit II LLC, Horizon Funding Trust 2019-1, Horizon Funding I, LLC, Powerscourt Investments XXV Trust and Horizon Technology Finance Corporation.

99.1	Investor Presentation.

104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: July 21, 2023	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

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